Exhibit 21.1

SUBSIDIARIES OF GREEN PLAINS PARTNERS LP

Subsidiary	State of Organization
Green Plains Operating Company LLC	Delaware
Green Plains Capital Company LLC	Delaware
BlendStar LLC	Texas
Green Plains Logistics LLC	Delaware
Green Plains Trucking II LLC	Delaware
Green Plains Ethanol Storage LLC	Delaware
Birmingham BioEnergy Partners LLC	Texas
Collins BioEnergy Partners, LLC	Texas
Nashville BioEnergy Partners, LLC	Texas
Little Rock BioEnergy Partners, LLC	Texas
Oklahoma City BioEnergy Partners, LLC	Texas
Louisville BioEnergy Partners, LLC	Texas
Bossier City BioEnergy Partners, LLC	Texas
BBTL, LLC	Delaware